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Exhibit 99.1

                                                   [HANOVER DIRECT LOGO]

FOR IMMEDIATE RELEASE

CONTACT: Hanover Direct, Inc                       MWW Group
         Charles E. Blue                           Rich Tauberman
         S.V.P. & Chief Financial Officer          Tel: (201) 507-9500
         Tel: (201) 272-3389

                HANOVER DIRECT ANNOUNCES SALE OF GUMP'S DIVISION;
                     CONSOLIDATION OF NEW JERSEY OPERATIONS

EDGEWATER, NJ, February 16, 2005 - Hanover Direct, Inc. (PINK SHEETS: HNVd) today announced that it had entered into an agreement to sell all of the common stock of Gump's Corp. and Gump's By Mail, Inc. to Gump's Holdings, LLC, an investor group comprised of two venture capital firms and a private investment firm, for approximately $8.5 million. The closing is anticipated to be concluded during March 2005 and is conditioned on the satisfaction of customary closing conditions. As part of the transaction, Keystone Internet Services, LLC, a wholly owned Hanover Direct subsidiary, will enter into an agreement with the purchaser to provide a full range of merchandise fulfillment services for 18 months following the closing, subject to Keystone Internet Services' option to extend the agreement for an additional 18 months. Chelsey Direct, LLC, which holds the Company's Series C Preferred Stock, has consented to the application of the sales proceeds to reduce the Company's revolving credit facility in lieu of the current redemption of a portion of Chelsey's Series C Preferred Stock.

The Company also announced that it will be moving its executive offices and consolidating its New Jersey operations under one roof at its Weehawken, New Jersey facility. The Company extended the Weehawken lease for ten years and will close its Edgewater, New Jersey facility by May 31, 2005, the end of the lease for that facility. The Company will also be relocating its International Male business to the Weehawken facility and will incur a one time charge of approximately $900,000 in fiscal year 2004 fourth quarter in connection with the relocation.

About Hanover Direct, Inc.

Hanover Direct, Inc. (PINK SHEETS: HNVd) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. The Company's catalog and Internet portfolio of home fashions, apparel and gift brands include Domestications, The Company Store, Company Kids, Silhouettes, International Male and Scandia Down. Each brand can be accessed on the Internet individually by name. Keystone Internet Services, LLC (www.keystoneinternet.com), the Company's third party fulfillment operation, also provides the logistical, IT and fulfillment needs of the Company's catalogs and web sites. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.

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